Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 17, 2014

E*TRADE Financial Corporation

1271 Avenue of the Americas

New York, New York 10020

Ladies and Gentlemen:

We have acted as special counsel for E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of $540,000,000 aggregate principal amount of its 5.375% Notes due 2022 (the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated November 12, 2014 (the “Underwriting Agreement”) between the Company and J.P. Morgan Securities LLC as representative of the several underwriters (the “Underwriters”) named in Schedule 1 thereto. The Company has filed a registration statement on Form S-3 (File No. 333-181390) (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering the Notes pursuant to the provisions of the Securities Act of 1933, as amended. The Notes are to be issued pursuant to the provisions of that certain indenture, dated as of November 14, 2012 (the “Base Indenture”), as supplemented by a first supplemental indenture dated November 14, 2012 (the “First Supplemental Indenture”), and a second supplemental indenture related to the Notes dated as of November 17, 2014 (the “Second Supplemental Indenture” and, together with the Base Indenture and First Supplemental Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed and

E*TRADE Financial Corporation	2	November 17, 2014

authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP